Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports 2013 Financial Results: Fourth Quarter

EXPAREL Revenues Increase 53 Percent Over Third Quarter

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., February 25, 2014 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today provided updates on the commercial success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the fourth quarter and full year ended December 31, 2013.

“We are very pleased with the overall performance and trajectory that we have seen in the marketplace for EXPAREL this past year,” said Dave Stack, president, chief executive officer and chairman of Pacira. “Driven by the increase in sales among existing accounts as well as new customers purchasing EXPAREL, we saw a surge across all procedure types, with orthopedic and infiltration into the transversus abdominis plane (iTAP) procedures fueling rapid growth.”

Recent Highlights

•                  EXPAREL Commercialization: EXPAREL net product sales were $76.2 million in 2013, compared to $14.6 million in 2012, and EXPAREL net sales in the fourth quarter of 2013 were $30.5 million, up from $7.8 million in the fourth quarter of 2012. Since launch, 2,106 total accounts have ordered EXPAREL as of December 31, 2013, with approximately 250 accounts each ordering more than $100,000. The Company also reported 374 new accounts in the fourth quarter of 2013, averaging approximately 29 new accounts per week.

•                  Capacity Expansion for EXPAREL: Pacira announced in early December the submission of a Prior Approval Supplement (PAS) with the U.S. Food and Drug Administration (FDA) for an additional bulk manufacturing suite for EXPAREL at the Pacira FDA-approved Science Center Campus in San Diego. The FDA established a 4-month PDUFA goal, April 5, 2014, for approval of the manufacturing PAS.

Fourth Quarter 2013 Financial Results

•                  Total revenues were $33.6 million, compared to $10.5 million in the fourth quarter of 2012.

•                  Total operating expenses were $43.4 million, compared to $26.3 million in the fourth quarter of 2012.

•                  Net loss was $12.0 million, or $0.36 per share, compared to $16.3 million, or $0.50 per share, in the fourth quarter of 2012.

•                  Non-GAAP net loss was $7.6 million, or $0.23 per share, compared to $14.5 million, or $0.45 per share, in the fourth quarter of 2012.

Full-Year 2013 Financial Results

•                  Total revenues were $85.6 million, compared to $39.1 million in 2012.

•                  Total operating expenses were $138.8 million, compared to $88.4 million in 2012.

•                  Net loss was $63.9 million, or $1.93 per share, compared to $52.3 million, or $1.72 per share, in 2012.

•                  Non-GAAP net loss was $45.0 million, or $1.36 per share, compared to $45.6 million, or $1.50 per share, in 2012.

•                  Pacira ended 2013 with cash and cash equivalents, restricted cash and short-term investments (“cash”) of $73.8 million.

•                  As of December 31, 2013, the Company had approximately 33.6 million shares of common stock outstanding.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Tuesday, February 25, 2014, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) fifteen minutes prior to the start of the call.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international).  The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP net loss, because it excludes stock-based compensation and other non-cash charges. This measure supplements our financial results prepared in accordance with GAAP. Pacira management uses this measure to better analyze its financial results and to help make managerial decisions. In management’s opinion, this non-GAAP measure is useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such a measure should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Such a non-GAAP net loss measure is also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net loss to GAAP net loss below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL, including for nerve block and the related timing and success of an sNDA; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$73,785	$42,573
Accounts receivable, net	14,590	4,352
Inventories	15,557	12,077
Prepaid expenses and other current assets	2,819	1,920
Total current assets	106,751	60,922
Fixed assets, net	48,182	39,116
Goodwill	10,328	8,297
Intangibles, net	1,157	3,208
Other assets	3,402	511
Total assets	$169,820	$112,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,069	$2,569
Accrued expenses	17,885	9,792
Convertible senior notes (*)	98,961	—
Current portion of royalty interest obligation	1,020	823
Current portion of deferred revenue	1,008	972
Total current liabilities	121,943	14,156
Long-term debt	—	25,191
Royalty interest obligation	226	857
Deferred revenue	3,212	3,720
Other liabilities	3,190	2,275
Total stockholders’ equity	41,249	65,855
Total liabilities and stockholders’ equity	$169,820	$112,054

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended December 31, 2013, the note holders can convert any time during the quarter ended March 31, 2014.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Net product sales	$32,435	$8,213	$81,956	$18,191
Collaborative licensing and development revenue	243	1,816	972	18,390
Royalty revenue	886	421	2,623	2,503
Total revenues	33,564	10,450	85,551	39,084

Operating expenses:
Cost of revenues	18,376	9,672	54,772	32,139
Research and development	4,836	3,244	21,560	9,937
Selling, general and administrative	20,172	13,363	62,508	46,306
Total operating expenses	43,384	26,279	138,840	88,382
Loss from operations	(9,820)	(15,829)	(53,289)	(49,298)

Other (expense) income:
Interest income	52	57	259	275
Interest expense	(1,928)	(343)	(7,253)	(1,807)
Loss on early extinguishment of debt	—	—	(3,398)	(1,062)
Royalty interest obligation	(244)	(230)	(623)	(278)
Other, net	(16)	(1)	(47)	(111)
Total other expense, net	(2,136)	(517)	(11,062)	(2,983)
Loss before income taxes	(11,956)	(16,346)	(64,351)	(52,281)
Income tax benefit	—	—	442	—
Net loss	$(11,956)	$(16,346)	$(63,909)	$(52,281)
Net loss per share:
Basic and diluted net loss per common share	$(0.36)	$(0.50)	$(1.93)	$(1.72)
Weighted average common shares outstanding:
Basic and diluted	33,575,416	32,570,711	33,181,895	30,331,965

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP net loss	$(11,956)	$(16,346)	$(63,909)	$(52,281)

Non-GAAP adjustments:
Stock-based compensation	3,286	1,556	11,513	4,776
Loss on early extinguishment of debt	—	—	3,398	1,062
Non-cash debt discount amortization	1,035	260	3,959	831
Total Non-GAAP adjustments	4,321	1,816	18,870	6,669

Non-GAAP net loss	$(7,635)	$(14,530)	$(45,039)	$(45,612)

GAAP basic and diluted net loss per common share	$(0.36)	$(0.50)	$(1.93)	$(1.72)
Non-GAAP basic and diluted net loss per common share	$(0.23)	$(0.45)	$(1.36)	$(1.50)

Weighted average common shares outstanding - basic and diluted	33,575,416	32,570,711	33,181,895	30,331,965